UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

IZEA WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Nevada	37-1530765
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
1317 Edgewater Dr #1880, Orlando, Florida	32804
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Each Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

    On May 28, 2024, the Board of Directors of IZEA Worldwide, Inc. (the “Company”) declared a dividend to the holders of the Company’s common stock (the “Common Shares”) outstanding at the close of business on June 7, 2024 (the “Record Date”) of one preferred share purchase right (a “Right”) for each Common Share. Each Right is payable on the Record Date and initially entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.0001 per share, of the Company (the “Preferred Shares”) at a price of $8.25 per one one-thousandth of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated May 28, 2024 between the Company and Broadridge Corporate Issuer Solutions, LLC, as the rights agent.

    The Rights Agreement (which includes the Certificate of Designations of Series A Junior Participating Preferred Stock of the Company as Exhibit A, the Summary of Rights to Purchase Series A Junior Participating Preferred Stock as Exhibit B and the Form of Rights Certificate as Exhibit C) is attached hereto as an exhibit and is incorporated herein by reference. The description of the Right is incorporated herein by reference to the description set forth under “Item 3.03. Material Modification to Rights of Security Holders” in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 28, 2024 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits

The documents listed below are filed as exhibits to this registration statement.

Exhibit Number	Exhibit Description
3.1
Certificate of Designations of Series A Junior Participating Preferred Stock of IZEA Worldwide, Inc., as filed with the Secretary of the State of Nevada on May 28, 2024 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 28, 2024).

4.1
Rights Agreement, dated May 28, 2024, between IZEA Worldwide, Inc. and Broadridge Corporate Issuer Solutions, LLC, as Rights Agent, which includes the Summary of Rights to Purchase Series A Junior Participating Preferred Stock as Exhibit B, and Form of Rights Certificate as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 28, 2024).

SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

IZEA WORLDWIDE, INC.
By:
	Name:	Edward H. (Ted) Murphy
	Title:	Chief Executive Officer

Date: May 28, 2024